UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2009 (April 15, 2009)

HOLLY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 15, 2009, Holly Refining & Marketing-Midcon, L.L.C. (the “Buyer”), a wholly-owned subsidiary of Holly Corporation (“Holly”), and Sunoco, Inc. (R&M) (the “Seller”), entered into a definitive asset sale and purchase agreement (the “Purchase Agreement”) for the Buyer to purchase from the Seller certain refining and related assets for a purchase price of approximately $65 million to be paid at closing. Additionally, the Buyer will also purchase from the Seller crude oil, refined product and other inventories which will be valued at market prices at closing and paid within 30 days following closing. The refining and related assets consist primarily of a petroleum refinery located in Tulsa, Oklahoma, including associated real property and logistics assets. The Purchase Agreement contains several conditions to closing, including, among others: (i) expiration of the waiting period or any extensions thereof required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or early termination of such waiting period granted by the FTC and DOJ, (ii) Seller’s filing of a global Clean Air Act consent decree modification in accordance with the Purchase Agreement; and (iii) Seller’s receipt of a hardship waiver from the EPA waiving noncompliance with the EPA’s sulfur standards for certain refined petroleum products.
     The foregoing description of the transaction does not purport to be a complete statement of the parties’ rights and obligations under the relevant agreements and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

2.1	—	Asset Sale and Purchase Agreement dated as of April 15, 2009 by and between Holly Refining & Marketing-Midcon, L.L.C. and Sunoco, Inc. (R&M) (filed herewith).*

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Holly Corporation agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: April 16, 2009

EXHIBIT INDEX

Exhibit
Number		Exhibit Title
2.1	—	Asset Sale and Purchase Agreement dated as of April 15, 2009 by and between Holly Refining & Marketing-Midcon, L.L.C. and Sunoco, Inc. (R&M) (filed herewith).*

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Holly agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.